Exhibit 10.1

EXHIBIT A

SECOND AMENDMENT TO QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN

APPENDIX A

NON-EMPLOYEE DIRECTOR EQUITY AWARDS

A.1  Participation

Equity award grants under this Appendix A shall be made only to Non-Employee Directors who have not, within three (3) years immediately preceding such time, received any stock option, stock bonus, SAR, or other similar stock award from the Corporation or any of its Subsidiaries, except as provided by this Appendix A or pursuant to the Corporation’s Non-Employee Director Stock Option Plan (an “Eligible Director”).

A.2  Annual Equity Award Grants

(a) Initial Grant.  After approval of this Plan by the stockholders of the Corporation, if any person who is not then an officer or employee of the Corporation shall first become a Non-Employee Director (including any person who may first become a Non-Employee Director on the date the stockholders of the Corporation approve this Plan), there shall be granted automatically to such person (without any action by the Board or the Administrator) on such date a nonqualified stock option to purchase 50,000 shares of Common Stock; provided that no such grant shall be made to any Non-Employee Director who does not qualify as an Eligible Director.

(b) Subsequent Annual Award Grants.  Subject to Section A.2(c), in each calendar year during the term of this Plan, commencing in 2006, there shall be granted automatically (without any action by the Administrator or the Board) at the close of business on the date of each annual meeting of stockholders of the Corporation at which the members of the Board are elected or reelected (the “Annual Meeting Date”) a nonqualified stock option to purchase 16,000 shares of Common Stock and an award of 3,000 restricted stock units to each Eligible Director who is reelected as a director of the Corporation at such meeting; provided, however, that if the Eligible Director is serving as the Chairman of the Board on such date, such nonqualified stock option shall be an option to purchase 50,000 shares of Common Stock and such award of restricted stock units shall be for 8,000 restricted stock units.

(c) Proration of Annual Grants.  If a period of less than twelve (12) months has elapsed between (i) the date that the director first received a stock option pursuant to Section A.2(a) above (the date of grant of any such option, an “Initial Award Date”) and (ii) the Annual Meeting Date, then the number of shares of Common Stock subject to any nonqualified stock option and the number of units subject to any award of restricted stock units, as applicable, granted to an Eligible Director pursuant to Section A.2(b) shall be prorated by multiplying (x) the number of such shares or such units, as applicable, by (y) a fraction, the numerator of which shall be the number of days from and including the Initial Award Date through and including the Annual Meeting Date, and the denominator of which shall be the number of days since the last annual meeting of stockholders at which the members of the Board were elected or reelected preceding the Annual Meeting Date through and including the Annual Meeting Date (but in no event shall such fraction be greater than one (1)).

(d) Maximum Number of Shares.  Annual grants that would otherwise exceed the Share Limit of Section 4.2 of the Plan shall be prorated within such limitation.

(e) No Automatic Adjustments.  Notwithstanding anything to the contrary in this Appendix A or the Plan, in the event of a stock dividend, stock split or other similar event contemplated by Section 7.1 of the Plan, the numbers of shares of Common Stock and restricted stock units set forth in this Section A.2 shall not be automatically increased following such event.

A.3  Terms of Options

The purchase price per share of the Common Stock covered by each stock option granted pursuant to this Appendix A shall be 100% of the fair market value (as that term is defined in Section 5.6 of the Plan) of the Common Stock on the date of grant of the option. The exercise price of any stock option granted under this Appendix A shall

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be paid in full at the time of each purchase in any of the following methods (or combination thereof): (i) cash, check payable to the order of the Corporation, or electronic funds transfer, or (ii) subject to compliance with all applicable laws, rules and regulations, and subject to such procedures as the Administrator may adopt, the delivery of previously owned shares of Common Stock or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. In the event that the Eligible Director exercises a stock option by delivering shares of Common Stock previously owned by such Eligible Director and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the Eligible Director from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the Eligible Director at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. Each stock option granted under this Appendix A and all rights or obligations thereunder shall commence on the date of grant of the award and expire no later than ten years thereafter, subject to earlier termination as provided in Section A.6 below.

A.4  Payment of Restricted Stock Units

Restricted stock units granted pursuant to this Appendix A shall be payable in an equivalent number of shares of Common Stock as soon as practicable after such units vest in accordance with Section A.5.

A.5  Vesting of Equity Awards

Subject to earlier termination as provided below, (a) each nonqualified stock option granted under this Appendix A shall become vested as to one-third (1/3) of the total number of shares of Common Stock subject to the option on each of the first, second and third anniversaries of the date of grant of the option, and (b) each award of restricted stock units under this Appendix A shall become vested as to one-third (1/3) of the total number of units subject to the award on each of the first, second and third anniversaries of the date of grant of the award.

A.6  Termination of Directorship

If an Eligible Director’s services as a member of the Board terminate for any reason, (a) any portion of a stock option granted pursuant to this Appendix A which is not then vested and exercisable shall immediately terminate, and any portion of such option which is then vested and exercisable may be exercised within a period of one (1) year after the date of such termination, or until the expiration of the option or termination of the option pursuant to Section 7.4 of the Plan, whichever first occurs, and (b) any portion of a restricted stock unit award granted pursuant to this Appendix A which is not then vested shall terminate as of the date of such Eligible Director’s termination of service.

A.7  Plan Provisions; Award Agreement

Each equity award granted under this Appendix A shall otherwise be subject to the terms of the Plan (including, without limitation, the provisions of Section 7.1 of the Plan respecting adjustments to awards that are outstanding as of the date of an event contemplated therein and Section 7.4 of the Plan respecting early termination of outstanding awards). Each award granted hereunder shall be evidenced by a written award agreement in the form approved by the Board or the Compensation Committee of the Board for use in evidencing equity award grants made pursuant to this Appendix A.

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